Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2013 (except for Note 12, as to which the date is September 3, 2013), incorporated by reference in the Registration Statement (Form S-1) of Five Prime Therapeutics, Inc. for the registration of 920,000 shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

September 16, 2013